Exhibit 99.1
Red Lion Hotels Concludes Previously Announced Process
SPOKANE, WA, October 16, 2008 – Red Lion Hotels Corporation (NYSE: RLH) announced today that it has concluded its previously announced review of strategic alternatives. As part of the review, Red Lion entered into confidentiality agreements with several parties, including Columbia Pacific Opportunity Fund, LP, and gave the parties access to confidential company information. Red Lion received preliminary indications of interest in acquiring the company from multiple parties, but did not receive a definitive proposal from any party, including Columbia Pacific Opportunity Fund, LP, which has withdrawn its previous indication of interest in acquiring the company. Red Lion’s Board of Directors believes that a significant factor in this outcome was the recent downturn in the U.S. and global economies and credit markets.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of June 30, 2008, the RLH hotel network was comprised of 50 hotels located in nine states and one Canadian province, with 9,326 rooms and 448,626 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200